EXTREME NETWORKS, INC.

INSIDER TRADING POLICY

Adopted February 12, 2013

As Amended Effective February 14, 2024

I. TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED

The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Extreme Networks, Inc. (together with its subsidiaries, the “Company”), and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. It is the policy of the Company that any person subject to this Insider Trading Policy (this “Policy”) (each, an “Insider”) who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until you know that the information has been disseminated to the public.

For the purposes of this Policy, employees, officers, and directors of the Company and its subsidiaries, as well as any other persons whom the Company’s insider trading Compliance Officers may designate because they have access to material nonpublic information concerning the Company, are included within the term “Insider.”

No Insider who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,

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buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”),
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engage in any other action to take personal advantage of that information, or
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pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).

In addition, it is the policy of the Company that no Insider who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a customer or supplier or a company with which the Company may be negotiating a major transaction, may trade in that company’s securities until that information becomes public or is no longer material.

When an Insider is prohibited from trading in the Company’s securities because he or she is aware of material nonpublic information, he or she may not have a third-party trade in securities on his or her behalf or disclose such information to any third party, other than on a need-to-know basis. Any trades made by a third party on behalf of an Insider will be attributed to that Insider. Thus, trades in the Company’s securities held in street name in an Insider’s account or for his or her benefit at a brokerage firm are also prohibited if the Insider is otherwise prohibited from trading in the Company’s securities. If an Insider invests in a “managed account” or arrangement (other than pursuant to a trading plan that complies with

SEC Rule 10b5-1), he or she should instruct the broker or advisor not to trade in the Company’s securities on his or her behalf.

II. ALL INSIDERS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY

This Policy applies to all Insiders, all members of the Insiders’ household, and any entities (such as trusts, limited partnerships and corporations) controlled by such individuals subject to the Policy and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. Insiders are responsible for ensuring compliance by family members and members of their households and by entities controlled by such individuals.

III. EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN NAMED EMPLOYEES ARE SUBJECT TO ADDITIONAL RESTRICTIONS

A. Section 16 Insiders. “Section 16 Insiders” means the members of the Board of Directors and those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company will maintain a list of Section 16 Insiders and amend such list from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders in accordance with Section IX of the Appendix to this Policy.

B. Designated Insiders. The Company will maintain a list of “Designated Insiders,” as more fully described in Section IX of the Appendix to this Policy, and will amend such list from time to time as necessary to reflect the addition or removal of individuals as their role or access to such information changes.

C. Additional Restrictions on Designated Insiders. Because Designated Insiders are more likely than other Insiders to possess material nonpublic information about the Company, and in light of the reporting requirements to which Section 16 Insiders are subject under Section 16 of the Exchange Act, Designated Insiders are subject to the additional restrictions set forth in the Appendix to this Policy.

IV. INSIDER TRADING COMPLIANCE OFFICERS

The Company has designated its Chief Administrative Officer and its Principal Financial Officer as its Insider Trading Compliance Officers (the “Compliance Officers”).

The duties of the Compliance Officers will include the following:

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Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures.
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Responding to all inquiries relating to this Policy and its procedures.
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Designating and announcing special trading blackout periods during which no Insiders may trade in Company securities.
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Providing copies of this Policy and other appropriate materials to all current and new Insiders.
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Administering, monitoring and enforcing compliance with federal and state insider trading laws and regulations.

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Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
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Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
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Maintaining the accuracy of the list of Designated Insiders and updating such list periodically as necessary to reflect additions or deletions.

Each Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officers shall be authorized to consult with the Company’s outside counsel.

V. APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES

A. General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including purchases and sales. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

B. Transactions Exempt from the Policy.

Transactions with the Company. The trading prohibitions and restrictions set forth in this Policy do not apply to purchases of the Company’s securities from the Company, or sales of the Company’s securities to the Company.

Equity Incentive Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities. The “cashless exercise” of a Company stock option or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception.

Employee Stock Purchase Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

Gift Transactions. The trading prohibitions and restrictions set forth in this Policy do not apply to bona fide gifts of the Company's securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company.

10b5-1 Plans. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions made pursuant to a plan adopted to comply with Rule 10b5-1 and that complies with the requirements in Section X of the Appendix to this Policy.

VI. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A. “Material”. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be both positive and negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:

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Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity.
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Company projections and strategic plans.
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Potential mergers or acquisitions, the sale of Company assets or subsidiaries, tender offers or major partnering agreements.
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New major contracts, orders, suppliers, customers or finance sources or the loss thereof.
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Major discoveries or significant changes or developments in products or product lines, research or technologies.
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Significant changes or developments in supplies or inventory, including significant vendor issues, product defects, recalls or product returns.
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Significant pricing changes.
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Stock splits, public or private securities/debt offerings, or changes in Company dividend policies or amounts.
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The establishment or termination of a repurchase program of the Company’s securities.
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A change in auditors or notification that the auditor’s reports may no longer be relied upon.
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Defaults on borrowings or bankruptcy.
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Significant changes in senior management or membership of the Board of Directors.
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Actual or threatened major litigation, or the resolution of such litigation.
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Receipt or denial of regulatory approval for products.
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A significant cybersecurity incident, such as a data breach.
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The existence of event-specific special blackout periods.

This list is intended to provide examples of the types of issues which might give rise to material information and is not intended to be exhaustive.

B. “Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC, through major newswire services, national news services or financial news services, or through a Regulation FD compliant conference call. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. For the purpose of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.

C. Consult One of the Compliance Officers When in Doubt. Any Insiders who are unsure whether the information that they possess is material or nonpublic should consult with one of the Compliance Officers for guidance before trading in any Company securities.

VII. INSIDERS MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES

No Insider may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping.” No Insider or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this Policy.

VIII. INSIDERS MAY NOT PARTICIPATE IN CHAT ROOMS OR BLOGS

Insiders are prohibited from participating in chat room discussions, blogs or other Internet forums or similar means of electronic communication regarding the Company’s securities.

IX. ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION

Federal securities laws prohibit the Company from the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Insiders may not, therefore, disclose material nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to one of the Compliance Officers.

X. CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED OR LIMITED

A. Short Sales. Short sales of the Company’s securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits Section 16 Insiders from engaging in short sales.

B. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).

C. Hedging Transactions. Hedging transactions involving the Company’s securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, are prohibited by this Policy. Such transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other stockholders.

D. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, Insiders are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan, except if a specific exception to this restriction is approved by the Company’s Board of Directors, or a committee thereof. This prohibition does not apply to cashless exercises of stock options under the Company’s equity plans.

E. Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved plans adopted to comply with Rule 10b5-1) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. Therefore, limit or standing orders may be open for a maximum of five (5) business days and should otherwise comply with the restrictions and procedures of this Policy.

XI. THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY INSIDERS

In order to avoid any questions and to protect both Insiders and the Company from any potential liability, from time to time the Company may impose a “special blackout” period during which some or all of the Company’s Insiders may not buy or sell the Company’s securities. One of the Compliance Officers may impose such a special blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s Insiders (or certain of the Company’s Insiders) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws. In addition, Designated Insiders are subject to quarterly blackout periods as stated in Section II of the Appendix to this Policy.

XII. VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES

A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made or loss avoided, face private action for damages, as well as being subject to criminal penalties. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any Insider may subject the director to removal proceedings, the officer or employee to disciplinary action by the Company, including termination for cause, and the consultant to action by the Company, including termination of the consulting relationship.

C. Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading or knows of any such violation by any other person, must report the violation immediately to one of the Compliance Officers or the Audit Committee of the Company’s Board of Directors. Upon learning of any such violation, the Compliance Officers or Audit Committee, in consultation with the Company’s Chief Financial Officer, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.

XIII. EVERY INSIDER IS RESPONSIBLE

Every Insider has the individual responsibility to comply with this Policy against illegal insider trading. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes that he or she may suffer an economic loss or forego anticipated profit by waiting.

XIV. THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT

The Policy continues to apply to transactions in the Company’s securities even after termination of employment or other relationship with the Company. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.

XV. THE COMPLIANCE OFFICERS ARE AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officers.

XVI. THIS POLICY IS SUBJECT TO REVISION

The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.

XVII. ALL INSIDERS MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY

The Policy will be made available on the Company’s intranet and delivered to all Insiders upon its adoption by the Company, and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy and its terms. This acknowledgment and agreement will constitute consent for the Company to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy. The Company may also impose sanctions for violation of this Policy.

APPENDIX

Special Restrictions on Transactions in Company Securities

I. OVERVIEW

To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities by Insiders. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix, including restrictions on all trading during certain periods, by family members and members of their households and by entities over which they exercise control. Insiders should provide each of these persons or entities with a copy of this Policy.

II. TRADING WINDOW FOR DESIGNATED INSIDERS

In addition to the restrictions that are applicable to all Insiders, any trade by a Designated Insider that is subject to this Policy will be permitted only during the quarterly open “trading window.” The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter and closes at the close of trading on the fifteenth day of the third month of the fiscal quarter in which the earnings were released. In addition to the times when the quarterly trading window is scheduled to be closed, the Company may impose on certain Designated Insiders a special blackout period at its discretion due to the existence of material nonpublic information, such as a pending acquisition.

If a Designated Insider terminates during a closed window, the Designated Insiders will continue to be subject to the quarterly trading window, as well as any special blackout period in effect at the time of termination, until the trading window re-opens.

Even when the quarterly trading window is open, Designated Insiders (whether employed or terminated) are prohibited from trading in the Company’s securities while in possession of material nonpublic information in accordance with federal securities laws. The Company’s Compliance Officers will advise Designated Insiders when the quarterly trading window opens and closes.

III. HARDSHIP EXEMPTIONS

The Compliance Officers may, on a case-by-case basis, authorize a transaction in the Company’s securities outside of the quarterly trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship. (The request may be made as part of a pre-clearance request, so long as it is in writing.) The Designated Insider requesting the hardship exemption must also certify to the Compliance Officers within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company. Approval may be granted by a single Compliance Officer, or, in the case of a member of the Board of Directors, the Board of Directors.

The existence of the foregoing procedure does not in any way obligate the Compliance Officers to approve any hardship exemption requested by a Designated Insider.

IV. PRE-CLEARANCE OF TRADES

As part of the Policy, all purchases and sales of equity securities of the Company by Insiders who are member of the Company’s Board of Directors or at the Vice President level and above (collectively, the “Insiders Subject to Pre-Clearance”), other than transactions that are not subject to the Policy or transactions pursuant to a plan adopted to comply with Rule 10b5-1 and approved in accordance with this Policy, must be pre-cleared by one of the Compliance Officers. The intent of this requirement is to prevent inadvertent violations of the Policy, avoid trades involving the appearance of improper insider trading, facilitate timely Form 4 reporting and avoid transactions that are subject to disgorgement under Section 16(b) of the Exchange Act.

Requests for pre-clearance should be submitted in writing to one of the Compliance Officers at least two business days in advance of each proposed transaction. If the Insider Subject to Pre-Clearance leaves a voicemail message or submits the request by email and does not receive a response from one of the Compliance Officers within 24 hours, the Insider Subject to Pre-Clearance will be responsible for following up with the Compliance Officers to ensure that the message was received.

A request for pre-clearance should provide the following information:

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The nature of the proposed transaction and the expected date of the transaction.
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The number of shares or stock options involved.
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If the transaction involves a stock option exercise, the manner of exercise (e.g., “same day sale” or “cashless exercise”).
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The contact information for the broker that will execute the transaction.

Once the proposed transaction is pre-cleared, the Insider Subject to Pre-Clearance may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. Pre-cleared trades must be executed within five (5) business days of receiving pre-clearance. If the trade is not executed within that time frame, the Insider Subject to Pre-Clearance must request approval again. The Insider Subject to Pre-Clearance and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.

In addition, pre-clearance is required for the establishment of a plan adopted to comply with Rule 10b5-1 for Insiders Subject to Pre-Clearance. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared plan adopted to comply with Rule 10b5-1 that specifies or establishes a formula for determining the dates, prices and amounts of planned trades. The results of transactions effected by a Section 16 Insider under a trading plan must be reported immediately to the Company since the trade may need to be reported on a Form 4 generally within two business days following the execution of the trade.

Notwithstanding the foregoing, any transactions by one of the Compliance Officers shall be subject to pre-clearance by the other Compliance Officer or, in the event of his or her unavailability, the Company’s Chief Executive Officer.

V. DESIGNATED BROKERS

Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Insider on Form 4 (such as a member of the Section 16 Insider’s immediate family who lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Section 16 Insider has received authorization from the Compliance Officers to use a different broker.

A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:

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The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Section 16 Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Insider.
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The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved plan adopted to comply with Rule 10b5-1) until the broker has verified with the Company that the transaction has been pre-cleared.
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The broker agrees to immediately report the transaction details (including transactions under plans adopted to comply with Rule 10b5-1) directly to the Company and to the Section 16 Insider by telephone and in writing (by email).

Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker to one of the Compliance Officers.

VI. REPORTING OF TRANSACTIONS FOR SECTION 16 INSIDERS

To facilitate timely reporting under Section 16 of the Exchange Act of transactions in Company securities, Section 16 Insiders are required to (a) report the details of each transaction immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock. Transactions shall be reported in the time frame specified in Section X below.

Transaction details to be reported include:

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Transaction date (trade date).
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Number of shares involved.
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Price per share at which the transaction was executed (before addition or deduction of brokerage commissions and other transaction fees).
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If the transaction was a stock option exercise, the specific option exercised.

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Contact information for the broker that executed the transaction.

The transaction details must be reported to one of the Compliance Officers, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4, if required.

VII. INTERPRETATION, AMENDMENT, AND IMPLEMENTATION OF THIS POLICY

The Board of Directors or a designated committee of the Board of Directors will be responsible for monitoring and recommending any necessary or advisable modifications to the Policy including modifications to this Appendix. The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy to the extent consistent with the general purpose of this Policy and applicable securities laws. Actions taken by the Company, the Compliance Officers, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.

VIII. FORM 4 REPORTING

Under Section 16, most trades and gifts by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a plan adopted to comply with Rule 10b5-1, on the day the Section 16 Insider is advised of the terms of the transaction. The Section 16 Insider should report the information specified in Section VI above.

IX. NAMED EMPLOYEES CONSIDERED DESIGNATED INSIDERS

The Compliance Officers will review, on a quarterly basis, those individuals deemed to be “Designated Insiders” for purposes of the Policy and this Appendix. Designated Insiders shall include Section 16 Insiders as defined in Section III(A) of the Policy, Insiders who are in the position of Vice President or above, Insiders who are employees within the finance or legal departments with access to material nonpublic information, Insiders who are on the Company’s disclosure committee, and such other persons as the Compliance Officers deem to be Designated Insiders. Generally, Designated Insiders shall be any person who by function of their employment or relationship to the Company is consistently in possession of material nonpublic information or performs an operational role, such as head of a division or business unit, which is material to the Company as a whole.

X. SPECIAL GUIDELINES FOR 10B5-1 TRADING PLANS

Notwithstanding the foregoing, an Insider will not be deemed to have violated the Policy if he or she effects a transaction that meets all of the enumerated criteria below.

A. Plan Requirements. The transaction must be made pursuant to a documented plan (the “Plan”) entered into and acted upon in good faith that complies with all provisions of Rule 10b5-1 (the “Rule”), including, without limitation:

1. Each Plan must:

a.
specify the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold, or
b.
include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold.

2. Each Plan must prohibit the Insider and any other person who possesses material nonpublic information from exercising any subsequent influence over how, when, or whether to effect purchases or sales.

3. Each Plan must have a duration of at least six months and no more than two years.

B.
Approval of Plan. Each Plan must be approved prior to the effective time of any transactions under such Plan by one of the Compliance Officers. The Company reserves the right to withhold approval of any Plan or a modification or termination of a Plan that one of the Compliance Officers determines, in his or her sole discretion:
1.
fails to comply with Rule 10b5-1, including the requirement to enter into the Plan in good faith and act in good faith with respect to the Plan;
2.
exposes the Company or the Insider to liability under any other applicable state or federal rule, regulation or law;
3.
creates any appearance of impropriety;
4.
fails to meet the guidelines established by the Company; or
5.
otherwise fails to satisfy review by one of the Compliance Officers for any reason, such failure to be determined in the sole discretion of the Compliance Officers.

None of the Company, either of the Compliance Officers nor any of the Company’s officers, employees or other representatives shall be deemed, solely by their approval of an Insider’s Plan, to have represented that any Plan complies with Rule 10b5-1 or to have assumed any liability or responsibility to the Insider or any other party if such Plan fails to comply with Rule 10b5-1.

C.
Establishment of Plan. Each Plan must be established at a time when the trading window is open and the person establishing the Plan is not in possession of material nonpublic information. No transactions may be commenced under the Plan until thirty (30) days after the Plan is adopted (the “Cooling-Off Period”). An Insider may not have more than one Plan in effect at any time, except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by one of the Compliance Officers. A Cooling-Off Period for a successive Plan may overlap with the execution period of a previous Plan, provided that trades under the new successor Plan are not scheduled to begin until after all trades under the previous Plan are completed or have expired without termination. If, however, the earlier plan is terminated, the full applicable Cooling-Off

Period for the successor Plan must be completed prior to any trades being executed under the successor Plan.
D.
Single-Trade Plans. Only one single-trade plan is permitted during any 12-month period. A single-trade plan is one that is “designed to effect” the purchase or sale of securities as a single transaction when the plan has the practical effect of requiring such a result. Plan platforms may impose additional requirements regarding the number of trades required for a Plan.
E.
Modifications to Plans. A Plan may only be modified when the person modifying the Plan is not in possession of material nonpublic information and the trading window is open. Modifications to a Plan that change the amount, price, or timing of the purchase or sale of the securities (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of the securities) underlying a Plan is deemed a termination and adoption of a new plan and will trigger a Cooling-Off Period of 30 days, or, for Section 16 Insiders, a Cooling-Off Period as outlined in Section X(J) of this Appendix. Any such modifications or deviations are subject to the approval of one of the Compliance Officers in accordance with Section X(B) of this Appendix. Any modifications to the Plan or deviations from the Plan without prior approval of one of the Compliance Officers will result in a failure to comply with the Policy.

F. Trading Outside the Plan. Trades outside the Plan are subject to Pre-Clearance, even if the employee would not otherwise be subject to pre-clearance obligations. The Compliance Officer will review the trades to confirm that the trade does not appear to have the effect of reducing or eliminating the economic consequences of the transactions under the Plan.

G. Compliance with Law. Each Plan must provide appropriate mechanisms to ensure that the Insider establishing the Plan complies with all rules and regulations, including Rule 144 and Section 16(b), applicable to securities transactions under the Plan.

H. Suspension of Plan by Company. Each Plan must provide for the suspension of all transactions under such Plan in the event that the Company, in its sole discretion, deems such suspension necessary and advisable, including suspensions necessary to comply with trading restrictions imposed in connection with any lock-up agreement required in connection with a securities issuance transaction or other similar events.

I. Termination of Plan. An Insider may terminate a Plan prior to its original expiration date, subject to the approval of one of the Compliance Officers in accordance with X(B) of this Appendix. Following a Plan termination, the Insider may enter into a new Plan with the approval of one of the Compliance Officers, but will be subject to the applicable Cooling-Off period before any trades may be made in the new Plan. A Plan termination is subject to the approval of one of the Compliance Officers in accordance with Section X(B) of this Appendix. If a Plan is terminated early by an Insider, then the Insider must wait at least thirty days before trading outside of the Plan.

J. Special Rules for Section 16 Insiders. If you are a Section 16 Insider, additional rules apply.

1. No transactions may be commenced under a Plan until expiration of the Cooling-Off Period, which, for Section 16 Insiders, shall consist of the later of:

a. 90 days after adoption of the Plan; or

b. two business days after the release of the Form 10-Q or Form 10-K for the fiscal period in which the Plan was adopted (but, in any event, this required cooling-off period is subject to a maximum of 120 days after adoption).

2. Modifications of the amount, price, or timing of the transactions are subject to the above Cooling-Off Period.

3. The Plan must contain a certification that the Section 16 Insider is not in possession of material nonpublic information and is adopting the Plan in good faith and not as a part of a plan or scheme to evade prohibitions of Rule 10b5.

K. Public Disclosure of Plans. The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Plan and non-Rule 10b5-1 arrangements, or the execution of transactions made under a Plan.

XI. QUALIFIED TAX WITHHOLDING ELECTIONS

Sales of securities in an amount with the intent solely to provide proceeds equal to the tax withholding obligation with respect to the vesting of such securities, provided that the order to make such sale is given to the broker during a period when the quarterly window period is open and when the Insider does not possess material nonpublic information, and if the Insider is an employee that the broker pays the proceeds to the Company (a “Qualified Tax Withholding Election”) shall be exempt from the Policy. Sales of shares materially in excess of the amount needed to pay taxes, and same day sales of options, are not considered to be Qualified Tax Withholding Elections.